Exhibit 10.2

SALES REPRESENTATION AGREEMENT

This Sales Representation Agreement (“Agreement”) is entered into effective as of May 1, 2004 (“Effective Date”) by and among North Electric Company, Inc., a North Carolina corporation with a principal place of business at 6131 Falls of Neuse Road, Suite 205, Raleigh, North Carolina, 27609 (“NECI”); DataMEG Corp., a New York corporation with a principal place of business at 20 Park Plaza, Boston, Massachusetts 02116 (“DataMEG”); and Omni Solutions Inc, a North Carolina corporation with a principal place of business at 367 Roscoe Rd Bear Creek NC 27207.

WHEREAS, NECI is in the business of developing, manufacturing, and selling those products such as the NAS 6131 (the “Products”) and desires to obtain sales assistance in respect of the Products;

WHEREAS, Omni Solutions has expertise in selling goods such as the Products and is willing to sell the Products for NECI on the terms set forth herein;

WHEREAS, NECI desires to retain Omni Solutions on a Non-Exclusive basis to sell the Products on the terms set forth herein; and

WHEREAS, NECI is a wholly owned subsidiary of DataMEG;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the receipt and sufficiency of which the parties acknowledge consideration, the parties agree to the terms set forth below.

Section 1.                                          Definitions.

(a)                                  As used in this Agreement, the terms set forth below shall have the meanings described below.

(i)                                     “Affiliate” shall mean (A) in respect of an individual, that individual spouse and a parent, grandparent, child, grandchild, sibling, cousin, aunt, uncle, nephew, or niece of that individual or that individual’s spouse, and (B) in respect of an entity, any other entity which controls, is controlled by, or is under common control with the subject entity where “control” means the ownership of stock, interests, and other ownership interests entitled to ten percent (10%) of (I) the votes of all stock or (II) the assets of the entity upon its liquidation and dissolution.

(ii)                                  “Agreement” shall mean this Sales Representation Agreement.

(iii)                               “Effective Date” shall mean the date specified in the preamble to this Agreement.

(iv)                              “Lab Deployment” shall mean the installation of any Product at a location of a Prospective Customer for the purposes of testing and evaluating the performance of the Product prior to purchase of the Product.

(v)                                 “Price” shall mean the amount invoiced to the customer.

(vi)                              “Prospective Customer” shall mean any person or entity other than NECI, Omni Solutions, their respective Affiliates, or any existing customer of NECI.

(vii)                           “Purchase Order” shall mean a firm purchase order for Product from any person or entity other than NECI, Omni Solutions, or their respective Affiliates.

(viii)                        “Term” shall have the meaning ascribed to it by Section 6.

(ix)                                “Trademarks” shall mean trade names, any derivative or similar name or names, trademarks, service marks, logos, and designs used by NECI in connection with its business whether or not registered with any governmental authority.

(x)                                   “Travel Expenses” shall mean and be calculated as follows: (A) for travel by plane, train, rental car, food, taxi, or bus, and associated hotel stays, the expense shall be the actual amount paid, including taxes and (B) for travel by personal vehicle, the travel expense shall be the amount of US$0.375 multiplied by the number of whole miles (rounded to the nearest mile) traveled.

(b)                                 Any amount of currency other than in United States Dollars shall be converted to United States Dollars for all purposes of this Agreement as of (i) the date the amount is actually received by NECI or (ii) for the purposes of determining whether any document is a Purchase Order pursuant to the definition described in Section 1(a), the exchange rate in effect on the day the said document is first delivered to NECI whether by Omni Solutions or the customer. For all purposes of this Agreement, the exchange rate used to convert any currency amount to United States Dollars shall be that used by NECI’s primary bank.

Section 2.                                          Sales Representation.

(a)                                  Subject to the terms and condition of this Agreement, NECI hereby appoints Omni Solutions, and Omni Solutions hereby accepts such appointment, as NECI’s representative for the sale of Products anywhere in the world. The appointment of Omni Solutions by NECI is on a non-exclusive basis.

(b)                                 During the Term, Omni Solutions shall use its best efforts on a continuous basis to produce acceptable Lab Deployments and sales of Products, make a diligent investigation of each inquiry from a Prospective Customer, make diligent and aggressive efforts to interest suitable prospects in the Products, diligently use NECI’s marketing materials, provide advice to NECI in the development of new marketing materials and programs, and cooperate with NECI and its advertising and public relations consultants.

(c)                                  Omni Solutions will provide NECI and DataMEG with detailed reports regarding its sales and marketing activities on a weekly basis.

(d)                                 Omni Solutions shall perform all services under this Agreement as an independent contractor and not as an agent of NECI.  Omni Solutions is not authorized to assume or create any obligation or responsibility on behalf of, or in the name of NECI or purport to bind NECI in any manner whatsoever.

(e)                                  Omni Solutions acknowledges that it has no authority to bind NECI to any Lab Deployment, Purchase Order, or other sale, installation, deployment, or transfer of any Products and agrees that it will not attempt to do so or represent to any Prospective Customer that it has the authority to do so. Further, Omni Solutions has no power or authority to act for or on behalf of, or to bind NECI in any other manner not expressly specified herein, and agrees that it will in no event exceed the authority granted to it herein, hereby agreeing that it will refer all doubtful issues to NECI for instructions and guidance.  In no event will Omni Solutions provide any Product information to Prospective Customers that varies from, is contradictory with, or is in excess of the information provided by NECI, nor will Omni Solutions make any statement, offer, claim or commitment that has not been authorized by NECI.

(f)                                    The parties acknowledge that it is illegal for either NECI or Omni Solutions to refuse to deal with or sell Products to any person because of unlawful discriminatory reasons. Each party represents to the other that it will act in accordance with all applicable anti-discrimination laws; and each party agrees to indemnify and defend the other against all loss, cost or liability, including reasonable attorneys’ fees and all other litigation or defense costs, resulting from such party’s own breach.

(g)                                 Subject to Section 2(g), NECI shall have the right in all circumstances to reject any and all Purchase Orders and other orders for Products or requests for Lab Deployments, regardless of the price and terms offered and regardless of the efforts of Omni Solutions and other representatives for any reason whatsoever, and in all such circumstances, no fee or other compensation shall be due Omni Solutions.

Section 3.                                          Protective Provisions.

(a)                                  During the Term of this Agreement, Omni Solutions will not, directly or indirectly sell or solicit orders for the sale of or otherwise deal in products, which are competitive with the Products.

(b)                                 Omni Solutions will protect confidential information received from NECI and identified by NECI as confidential to the same extent it protects its own confidential information. Omni Solutions shall not disclose or divulge any proprietary information of NECI to any third person, except as required by a judicial or governmental order. Information in the public domain or prepared by NECI (or by Omni Solutions with the prior approval of NECI) for purpose of distribution to customers shall be deemed not to be confidential. Upon termination or expiration of this Agreement, Omni Solutions shall surrender to NECI all confidential information and all originals and all copies of any plans, specifications, brochures, reports, memoranda, or other documents and materials relating to the Products, in Omni Solution’s possession. Omni Solutions shall not thereafter detail, deliver or otherwise disclose any such information to any third person.

(c)                                  Omni Solutions acknowledges that NECI is the owner of all Trademarks, together with any new or revised names, designs, logos, or marks which NECI may adopt to identify it or any Product during the Term and Omni Solutions agrees not to adopt or use any of the Trademarks in any manner whatsoever except as expressly provided in this Agreement.

(d)                                 NECI hereby grants Omni Solutions a license during the Term to use the Trademarks solely in connection with the marketing of the Products and in accordance with NECI’s specifications as to style, color and typeface. Upon expiration or termination of this Agreement, Omni Solutions will take all action necessary to transfer and assign to NECI, or its nominee, any right, title or interest in or to any of the Trademarks, or the goodwill related thereto, which Omni Solutions may have acquired in any manner as a result of the marketing of Products under this Agreement and Omni Solutions shall cease to use any Trademark. Omni Solutions hereby agrees to notify NECI immediately if Omni Solutions becomes aware of any infringement or potential infringement of any Trademark.

(e)                                  Omni Solutions agrees not to apply for registration of any Trademarks with any governmental or other authority anywhere or for any mark confusingly similar thereto.

Section 4.                                          Compensation of Omni Solutions

(a)          Beginning with the Effective Date and continuing on the first day of each month following the Effective Date and until this agreement is cancelled, NECI shall pay Omni Solutions the amount of $5,000 through December 2004.

(b)         In respect of each Distribution Agreement, Joint Solution Selling Agreements, Lab Trial/LOI or equivalent stating Prospective Customer intent to evaluate NECI products, NECI shall pay Omni Solutions a fee of $10,000 cash.

(c)          In respect of each sale of Product, that Omni Solutions is solely responsible for, NECI shall pay a commission to Omni Solutions equal to Fifteen Percent (15%) of the invoiced price to the customer.. Omni Solutions will receive 5% of the sales price invoiced from NECI for sales secured through such third party’s as Distributors and Joint Solution Selling Partners .

(d)         The commissions described in Section 4(c) shall be paid by NECI to Omni Solutions within thirty (30) calendar days of the receipt of the Price from the customer.  Distribution Agreements, Lab Trails/Letters of intent, or equivalent, for evaluation as described in Section 4 (b) will be paid within thirty (30) days of receipt of letter or shipment of lab trial.

(e)          DataMEG shall issue to Rex Hester, at his option a maximum of Twelve Million  (12,000,000) unregistered shares with a defined value of 10 thousand dollars per million shares of the common stock of DataMEG for the milestone events subsequently defined or Cash payments of 10 thousand dollars per million shares defined for each milestone or stock options with the stock exercise price set at 10 thousand dollars per million shares defined for each milestone event.  All stock payments identified are payable via unregistered shares.  Any stock that may be assigned to Mr. Rex Hester, President of Omni Solutions resulting from this agreement will be registered within 120 days of the milestone event. Failure to meet this will result in a 5% penalty, payable in stock, per month assessed and payable monthly thereafter until the shares are registered.  All cash transaction as identified for successful completion of a milestone are to be paid within 30 days from the occurrence of the event. The penalty for non-payment of a cash transaction resulting from this agreement will be $100.00 per day until paid in full.

(f)                                    In respect of Cortex Networks Corp., DataMEG shall issue Ten Thousand Dollars ($10,000) and Two Million (2,000,000) unregistered shares of the common stock of DataMEG within Fifteen (15) calendar days of the completion of the following;  (1) the receipt of a Letter of Intent effectively unchanged from the NECI draft already produced and sent to Cortex, (2) the signing of a Distribution Agreement, and (3) the first customer meeting resulting from the Distribution Agreement and (4)  the issuance of a joint Press Release, which Cortex must agree to, between Cortex Networks and NECI immediately following one or more of the described events and an additional Two Million (2,000,000) shares  of  unregistered shares of common stock of DataMEG within Fifteen (15) calendar days of (1) an agreement to deliver a Lab trial to Cortex for evaluation and (2) the issuance of an agreed to joint Press Release between NECI and Cortex Networks immediately following  the described events.

(g)                                 In respect of Tekno Telecom, a Joint Solution Selling Partner, DataMEG shall issue Omni Solutions Ten Thousand Dollars ($10,000) and Two Million (2,000,000) unregistered shares of the common stock of DataMEG within Fifteen (15) calendar days of the completion of (1) a Joint Sales Agreement and (2) the first joint customer meeting resulting from the Joint Selling Agreement, all of which are to be completed within One Hundred and Twenty (120) calendar days of the Effective Date of this Agreement.

(h)                                 DataMEG shall issue Omni Solutions Three Million (3,000,000) unregistered shares of the common stock of DataMEG within Fifteen (15) calendar days of a Lab Deployment with each of Time Warner Cable, Sprint, Comcast, MCI, Verizon, AT&T, SBC, Bell South, Qwest, Telus or any customer considered as a “major” customer, within 8 months of the Effective Date of this Agreement.  If unavailability of features needed for the trial forces the delivery past the 8 month time frame then the commission paid Omni Solutions will remain as stated in this section.  “Major” customers are defined here as having more than 200 million dollars in annual revenue.  Note large companies such as these can have multiple and independent operating entities (e.g. Time Warner Cable – Raleigh and Time Warner Cable – Kansas City or Sprint – Long Distance and Sprint – Local, etc).  Each such entity will be counted as an independent Lab Deployment event.  These trials may be either joint solution trials with a third party or standalone NECI trials.

(i)                                     In respect of other Lab Deployments, DataMEG shall issue Omni Solutions for the each Lab Deployment within fifteen (15) calendar days of the date of the subject Lab Deployment One Million (1,000,000) unregistered shares of the common stock of DataMEG for each Lab Deployment for major customers after 8 months from the effective date of this agreement and for all other customers with less that 200 million dollars in revenue per year.

(j)                                     It is Omni Solutions intention to get NECI products integrated with Joint Solution Selling partner.  This agreement includes all sales where the equipment is sold through this partnership or by Omni Solutions.  Payment is as defined in Section 4 b and c.

(k)                                  When NECI signs a Joint Solution Selling agreement, Omni Solutions will receive One Million (1,000,000) unregistered shares of the common stock of DataMeG per each signed partnership agreement within fifteen (15)days of any agreement being signed.  It shall be NECI’s decision whether to enter into such agreement and these shares will be counted against the Twelve Million shares “cap” and will not be issued in the event that NECI decides not to enter into any proposed agreement.

(l)                                     With respect to obtaining a Distributorship Agreement, Omni Solutions will receive One Million (1,000,000) unregistered shares of the common stock of DataMEG within fifteen (15) days of signing such agreement for each such agreement.   It shall be NECI’s decision whether to entertain such agreement and these shares will be counted against the Twelve Million share “cap” and will not be issued in the event that NECI decides not to enter into any proposed agreement.

Section 5.                                          Travel Expenses.

Omni Solutions shall charge NECI and NECI shall reimburse Omni Solutions for all Travel Expenses pre-approved by NECI. NECI shall pay the Expenses to Omni Solutions within thirty (30) calendar days of the receipt of an invoice from Omni Solutions. Any such invoice shall provide details of the amounts of the Travel Expenses, the names of the persons who incurred the Travel Expenses, and shall include copies of receipts for Travel Expenses whenever the provider of the goods or services gave such receipts.

Section 6.                                          Term.

(a)                                  The term (“Term”) of this Agreement shall commence as of the Effective Date and shall continue until terminated in accordance with Section 6(b).

(b)                                 This Agreement may be terminated in the event of any of the following:

(i)                                     The mutual agreement of the parties to terminate this Agreement;

(ii)                                  By any party on thirty  (30) calendar day’s written notice to the other parties indicating the first party’s desire to terminate this Agreement;

(iii)                               By any party immediately upon the appointment of a receiver or trustee for the business or affairs of another party; or

(iv)                              By either party immediately upon the bankruptcy, insolvency, or dissolution of another party.

(c)                                  NECI’s obligations to make payments or issue stock to Omni Solutions pursuant to Section 4 and to reimburse Travel Expenses pursuant to Section 5 accrued prior to the termination of the Agreement, but remaining unpaid as of the termination of the Agreement, shall not be affected in the event that this Agreement terminates, but shall be a continuing obligation that shall survive the termination of this Agreement.  NECI is obligated to pay Omni Solutions as defined in this agreement, for any customer purchase orders or lab trails for a period of two years from date of the termination of this agreement for which Omni Solutions, its agreed  third party solution provider or its agreed to Distributors are responsible for the transaction.

(d)                                 The provisions of Sections 3(b) to 3(e) 4k and 7 shall survive the termination of the Agreement

Section 7.                                          Miscellaneous Terms.

(a)                                  All parties hereby represent that they are duly incorporated in their respective jurisdictions; are in corporate good standing; maintain liability insurance adequate and proper for the line of business in which each is engaged, and are duly authorized to enter into this Agreement.

(b)                                 Captions used as section headings herein have been used for the convenience of the parties, but may not be used to vary the meaning of the text.

(c)                                  This Agreement:

(i)                                     Constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings between the parties with regard thereto, there being no restrictions, agreements, arrangements, oral or written, between the parties relating to the subject matter hereof which are not fully expressed or contained herein, and the parties acknowledge that no representation, warranty, or factual assertion, promise, inducement, or statement of intention has been made by a party that is not embodied in this Agreement;

(ii)                                  May not be amended or modified other than by a written instrument signed by or on behalf of all parties by persons duly authorized to do so, the parties hereby agreeing that any purported oral amendment, modification or termination shall be void;

(iii)                               May not be assigned by either party without the prior written consent in each such instance of the other party;

(iv)                              Shall bind and inure to the benefit of the parties and their permitted assigns; and

(v)                                 May be executed in two or more counterparts as an instrument under seal to become effective when executed by all parties.

(d)                                 Any notice or other communication under this Agreement shall be in writing and shall be considered given (i) when delivered personally, (ii) when delivered by registered or certified U.S. mail, return receipt requested, (iii) when delivered by any private overnight express mail service providing confirmation of delivery, or (iv) when delivered by facsimile transmission with receipt electronically acknowledged, to the parties at their addresses set forth in the preamble to this Agreement (or at such other address or telephone numbers as a party may specify by like notice to the other).

In the case of delivery made by registered or certified U.S. mail or by private overnight express mail service, the notices shall be deemed received, served, or delivered on the earlier of (i) the date received or (ii) the date indicated on the return receipt that notice was delivered, refused or was not deliverable. In the case of facsimile transmission, notices shall be deemed received, served, or delivered on the date when electronically acknowledged as received if such acknowledgment is time stamped prior to 5:00 P.M., otherwise, on the next business day.

(e)                                  No party shall be held responsible for damages due to delay which is the result of a contingency beyond the reasonable control of such arty, including but not limited to acts of God, pestilence, strikes, embargoes, lockouts, boycotts, civil disturbance and disobedience, riots, war, revolution, acts of terrorism, acts of government, world shortage of qualified materials, accidents, fires, floods, or extreme weather. Upon the occurrence of such an event, the duties and obligations of the Parties shall be suspended for the duration of the event preventing proper performance under this Agreement.

(f)                                    This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any dispute arising hereunder shall be heard only by a court in Boston, Massachusetts.

EXECUTED as of the Effective Date.

NORTH ELECTRIC COMPANY, INC.	OMNI SOLUTIONS INC.

By:	By:
Dan Ference	Name: Rex R Hester
President	President
Hereunto Duly Authorized	Hereunto Duly Authorized

DATAMEG CORP.

By:
Andrew Benson
President
Hereunto Duly Authorized